EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Cullman Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	177,299	$10.65(2)	$1,888,234.35	0.00011020	$208.08
Equity	Common stock, $0.01 par value per share	457(h)	443,249(3)	$10.54(4)	$4,671,844.46	0.00011020	$514.84
Total Offering Amounts					$6,560,078.81		$722.92
Total Fee Offsets							$0.00
Net Fee Due							$722.92
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Cullman Bancorp, Inc. 2023 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Cullman Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market on August 10, 2023.

(3)	Represents shares of Common Stock reserved for issuance pursuant stock options granted on June 20, 2023.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the price at which the options may be exercised.

Table 2: Fee Offset Claims and Sources
N/A